FOR IMMEDIATE RELEASE, CONTACT:

Nancy  Davis
Murdock  Communications  Corporation
(319)  447-5700
Fax  (319)  447-4244


            MURDOCK COMMUNICATIONS CORPORATION ANNOUNCES TERMINATION
                    AGREEMENT AND PLAN OF REORGANIZATION WITH
                  INFORMED CARE, INC. AND HOMETOWN INFO, INC.



Marion, IA - December 5, 2001 - - - Murdock Communications Corporation (OTC Bulletin Board: MURC and MURCW) ("MCC") announced today that its previously announced Agreement and Plan of Reorganization (the "Agreement") with Informed Care, Inc. ("ICI") and HomeTown Info, Inc. d/b/a Grocery Shopping Network ("HII") was terminated effective November 27, 2001. The Agreement provided that any of the parties could terminate the Agreement if the conditions to the consummation of the proposed transaction were not satisfied and the transaction was not completed by November 30, 2001.

"In view of the conditions remaining to be satisfied to complete the proposed transaction with ICI and HII, we have decided that it is in MCC's best interests to explore other strategic alternatives for MCC," MCC Interim Principal Accounting Officer Wayne Wright said. "MCC's strategy is to continue to engage in discussions with creditors to restructure outstanding indebtedness and to seek alternatives to use MCC's public shell as a merger vehicle."

This news release contains statements, including statements of management's belief or expectation, which may be forward-looking within the meaning of applicable securities laws. The forward-looking statements may include statements regarding new opportunities and projections regarding future revenue and earnings. These statements are subject to certain risks and uncertainties that could cause actual future results and developments to differ materially from those currently projected, including the following risks and uncertainties: the ability of MCC to restructure its past due debt; MCC's access to financing or other sources of cash flows; and MCC's ability to identify and complete a transaction realizing value from its public shell. Additional risk factors are discussed in MCC's most recent reports on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission.